Exhibit 5.1

June 20, 2013

Boston Properties Limited Partnership

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199-8103

Ladies and Gentlemen:

Reference is made to our opinion letter dated August 9, 2011 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (the “Registration Statement”) (File No. 333-176157-01) filed on August 9, 2011 by Boston Properties Limited Partnership, a Delaware limited partnership (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective upon filing on August 9, 2011. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on June 19, 2013 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of $700,000,000 aggregate principal amount of its 3.800% Senior Notes due 2024 (the “Notes”) covered by the Registration Statement. We understand that the Notes are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the general partner of the Company.

We refer to the Indenture, dated as of December 13, 2002 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), as amended by the supplemental indenture (the “Supplemental Indenture”) that is to be entered into by the Company and the Trustee establishing the terms of the Notes under the Base Indenture, in a form consistent with that authorized by the Company, as the “Indenture.”

The opinion expressed below is limited to the law of New York and the Delaware Revised Uniform Limited Partnership Act.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that, upon the due execution and delivery of the Supplemental Indenture by each of the Company and the Trustee and the execution, authentication and issuance of the Notes in accordance with the terms of the Indenture, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Boston Properties Limited Partnership

June 20, 2013

The opinion expressed above is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. We express no opinion as to the validity, binding effect or enforceability of provisions in the Notes or the Indenture relating to the choice of forum for resolving disputes.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated June 20, 2013, which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP